Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

General Growth Properties Submits Revised $6.55 Billion Investment and an
additional $2 Billion Backstop Offer From Brookfield, Pershing Square and
Fairholme, Seeks Court Approval for Bidding Procedures

Revised Agreement Provides Enhanced Transaction Terms and Deal Certainty

GGP’s Equity Committee Withdraws All Objections And Agrees to Support Brookfield-Led Proposal

CHICAGO, IL (May 3, 2010) — General Growth Properties, Inc. (NYSE: GGP) announced today that it will seek Bankruptcy Court approval of bidding procedures and compensation for the financial commitments to be provided pursuant to a revised $6.55 billion equity investment and $2 billion capital backstop offer from Brookfield Asset Management, Pershing Square Capital Management and Fairholme Funds.  The Company will continue to consider competitive proposals and expects to select its plan for emergence from bankruptcy in early July.

“We are very pleased to recommend the Brookfield-led proposal as the transaction that offers the best opportunity at this time to maximize long-term value for stockholders while ensuring full payment to creditors,” said Adam Metz, Chief Executive Officer of GGP.  “With the revised proposal, we have now secured commitments for all financing needed to emerge from bankruptcy.  The Brookfield-led proposal also allows the Company to continue its process to solicit higher and better offers pursuant to the bid procedures to be approved by the Bankruptcy Court.”

The Official Committee of General Growth’s Equity Committee supports the revised Brookfield-led proposal and the relief requested in the motion.  The investment offer remains subject to higher and better offers pursuant to a bidding process that is subject to approval by the Bankruptcy Court.

Terms of the Revised Brookfield-Led Proposal

Under the terms of the amended agreements, the Company expects to emerge from Chapter 11 as two separate companies: General Growth Properties (“New GGP”), which will own traditional shopping mall properties, and General Growth Opportunities (“GGO”), which will own a diverse portfolio of assets with attractive longer-term growth prospects.  The investors would commit $6.3 billion of new equity capital at a value of $10.00 per share for New GGP and $250 million to backstop a rights offering for GGO at $5.00 per share to facilitate GGP’s emergence from bankruptcy.

The principal changes from the original proposal submitted by the Brookfield-led investors include:

•                  The investors have agreed to backstop an additional $2.0 billion of capital to be raised at closing, including $1.5 billion of debt and a $500 million equity rights offering;

•                  The interim warrants to be issued to the investment parties as part of the transaction will vest over time rather than immediately as follows:

•                  40% upon Bankruptcy Court approval

•                  20% on July 12

•                  Remainder would continue to vest pro rata through expiration of commitment;

•                  The permanent warrants will include 120 million 7-year warrants for reorganized GGP stock at a strike price of $10.50 and 80 million 7-year warrants for GGO at a strike price of $5.00; and

CONTACT: David Keating, Corporate Communications, (312) 960-6325, david.keating@ggp.com

•                  Brookfield has agreed to enter into a strategic relationship agreement to use GGP as its primary platform for any regional mall opportunities it or its affiliates pursue in North America;

•                  Several closing conditions were eliminated or made less restrictive.

“We are pleased to reach this agreement with Brookfield, Pershing Square and Fairholme and view this as a critical step to create long-term value for the Company and its stockholders,” said Thomas H. Nolan, Jr., President and Chief Operating Officer of GGP.  “Combined with the announcement last week that GGP has received approval to restructure substantially all of its secured mortgage indebtedness, we are well on our way to emerging from bankruptcy by the fall and beginning the next successful chapter for GGP and GGO.”

UBS Investment Bank and Miller Buckfire & Co., LLC served as financial advisors to General Growth Properties, and Weil, Gotshal & Manges LLP acted as legal counsel to the company.

ABOUT GGP

GGP currently has ownership interest in or management responsibility for more than 200 regional shopping malls in 43 states, as well as ownership in planned community developments and commercial office buildings.  The Company’s portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide.  The Company’s common stock is traded on the New York Stock Exchange under the symbol GGP.

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